EXHIBIT 2.26

TRADEMARK LICENSE AGREEMENT

Between Palm Trademark Holding Company, LLC and PalmSource, Inc.

(AMENDED AND RESTATED AS OF SEPTEMBER 24, 2003)

This Trademark License Agreement is effective as of the effective date of the Tax-Free Spin-Off (“Effective Date”), between Palm Trademark Holding Company, LLC, a Delaware Limited Liability Company (“Holding”), having an office at 1240 Crossman, Sunnyvale, California 95054 and PalmSource, Inc., a Delaware corporation (“PalmSource” or “Licensee”), having an office at 1240 Crossman Avenue, Sunnyvale, California 94089, and is amended and restated as of September 24, 2003.

RECITALS

WHEREAS, PalmSource and Palm, Inc., a Delaware corporation, with an address at 400 N. McCarthy Blvd., Milpitas, California 95054 (“PalmOne”), formerly under the same control and ownership, have entered into a Master Separation Agreement dated May 9, 2002, effective December 3, 2001 (“Separation Date”);

WHEREAS, PalmOne transferred certain trademarks, service marks, and domain name rights in and to the mark PALM and certain other marks to PalmSource which was confirmed by an assignment dated August 30, 2002;

WHEREAS, on June 2, 2003, PalmSource and PalmOne established a holding company, Holding, to conduct the Business of the Company, including the owning and holding of certain of the trademarks, service marks, and domain names, and the licensing of such to PalmOne and PalmSource;

WHEREAS, PalmSource and PalmOne have assigned or will assign to Holding certain trademarks, service marks, and domain names, listed on the attached Schedule 1;

WHEREAS, Holding has agreed to license PalmSource the right to use the Palm Marks and certain other marks and names pursuant to the terms and conditions of this Agreement;

WHEREAS, Holding and Licensee desire to amend and restate this Agreement in its entirety, such amendment to be effective as of the Execution Date.

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties contained herein and for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby amend and restate this Agreement in its entirety as follows:

1. DEFINITIONS.

For purposes of this Agreement, when used with initial capitalization, the terms set forth below shall have the following meanings (unless the context requires otherwise, a defined term that is in the singular includes the plural, and vice versa). “Includes” and “including” when used herein are not intended to be exclusive, or to limit the generality of the preceding words, and mean “includes (or including) without limitation.”

1.1 “Action” shall mean any action, suit or proceeding, whether by claim or counterclaim, filed or brought before a court of competent jurisdiction; any arbitration, mediation, or alternative dispute resolution mechanism; any opposition, cancellation action, or the like, brought before an appropriate judicial or administrative office or tribunal; or any pending claim of violation of trademark rights; that in each case concerns any of the Palm Marks or the PalmOne Brand.

1.2 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person. Notwithstanding the foregoing, PalmSource will not be considered an Affiliate of PalmOne or Holding for the purpose of this Agreement.

1.3 “Agreement” shall mean this Trademark License Agreement.

1.4 Intentionally omitted.

1.5 “Assignment 2002” shall mean the assignment from PalmOne (or its predecessor) to PalmSource, dated August 30, 2002, by which certain Palm Marks and certain other marks were assigned to PalmSource.

1.6 “ Assignment PS 2003” shall mean the assignment from PalmSource to Holding, effective as of the Effective Date, by which PalmSource has assigned or will assign to Holding any and all Palm Marks and PalmOne Marks claimed by PalmSource or in its control as of the time of the assignment.

1.7 “Assignment PO 2003” shall mean the assignment from PalmOne to Holding, effective as of the Effective Date, by which PalmOne has assigned or will assign to Holding any and all PalmOne Marks and Palm Marks not previously assigned by PalmOne in Assignment 2002 and claimed by PalmOne or in its control as of the time of the assignment.

1.8 “Brand Maintenance Fees” shall have the meaning given in the Holding Charter and as set forth in Section 10.2 of this Agreement.

1.9 “Brand Manager” shall have the meaning given in the Holding Charter.

1.10 “Brand Manager Charter” shall have the meaning given in the Holding Charter.

1.11 “Business of the Company” shall mean the purpose of Holding given in the Holding Charter.

1.12 “Change of Control” shall have the meaning given in the Holding Charter.

1.13 “Claim” shall have the meaning given in Section 12.2(a).

1.14 “Company Maintenance Fees” shall have the meaning given in the Holding Charter.

1.15 “Conflict” shall have the meaning given in the Holding Charter.

1.16 “Control” shall have the meaning given in the Holding Charter.

1.17 “Corporate Identity Materials” shall mean materials that are used to communicate corporate identity, including forms for incorporation or qualifying for or registering to do business, SEC filings, press releases, business cards, letterhead, stationery, signage, telephone listings, bank accounts, and website content.

1.18 “Corporate Name Change Date” shall mean the effective date of PalmOne’s corporate name change from “Palm, Inc.” to the PalmOne Corporate Identifier.

1.19 “Dispute Resolution Process” shall mean the Dispute Resolution procedure pursuant to Section 11.8 of the Holding Charter.

1.20 “Effective Date” shall mean the date defined as such in the first paragraph of this Agreement.

1.21 “Enforcement” shall mean any threatened Action, including any cease and desist or demand letter.

1.22 “Execution Date” shall mean June 4, 2003.

1.23 “Existing Actions” shall mean all Actions, Claims and Enforcements to which Palm, Inc. is a party, existing as of December 4, 2002 and listed on Schedule 2 to this Agreement, as such schedule may be updated within ten (10) business days of the Execution Date.

1.24 “Existing Licenses” shall mean all licenses of the Palm Marks or the PalmOne Brand that are executory contracts as of the Effective Date, whether granted by Licensee or any of its predecessors in interest, that are listed on Schedule 3 to this Agreement.

1.25 “Holding Charter” shall mean the operating agreement of Holding entered into by and between PalmOne, PalmSource and Holding effective on June 2, 2003, and any amendments thereto.

1.26 “International JV” shall mean a joint venture between Licensee and a non-U.S. Person in which, for legal or tax reasons, the non-U.S. Person owns a majority interest but which Licensee effectively Controls.

1.27 “Launch Site” shall have the meaning given in Section 4.1.

1.28 “Marketing Materials” shall mean all packaging, tags, labels, advertising, press releases, promotions, promotional materials, displays, instructions and written warranties, whether displayed or communicated in print, electronic, optical, broadcast or any other medium, and other materials of any and all types associated with sales, marketing, promotional or advertising efforts relating to products on which or services in connection with which Licensee is licensed to use the Palm Marks.

1.29 “Master Separation Agreement” shall have the meaning set forth in the first Recital of this Agreement.

1.30 “Merchandising Products” shall mean promotional items, such as t-shirts, visors, caps, key chains, mugs, posters and the like, that are given away or sold.

1.31 “Operating Expenses” shall have the meaning given in the Holding Charter.

1.32 “Palm Domain Names” shall mean all Internet domain names existing as of the Effective Date or in the future that contain the word, letter string or syllable “palm,” including any formatives, translations, transliterations, homonyms, symbolic representations and derivatives thereof, including PalmSource.com, Palm.com and the domain names listed on Schedule 8.

1.33 “Palm Marks” shall mean: (1) trademarks, service marks and domain names that were previously transferred to PalmSource under Assignment 2002; (2) trademarks, service marks and domain names transferred to Holding under Assignment PS 2003; (3) trademarks, service marks and domain names transferred to Holding under Assignment PO 2003; and (4) all other words, names, symbols and devices, and all combinations thereof, and all domain names, at any time owned, registered, claimed, or used by Holding, PalmOne, PalmSource, or any of their respective licensees or sublicensees, any of which contain the word or letter string “palm,” as well as all formatives, translations, transliterations, homonyms, symbolic representations and derivatives thereof, including all designs, logos and trade dress associated therewith, and all registrations and applications therefore and all common law rights therein, including all marks listed on the attached Schedule 1 as updated from time to time pursuant to this Agreement. Notwithstanding the foregoing, the Palm Marks do not include the PalmOne Brand.

1.34 “Palm Powered Logo” shall mean the mark depicted in Exhibit B as licensed by PalmSource in connection with its licensing of the PalmSource OS Software, or such successor “ingredient” brand as PalmSource may elect to license in connection with its licensing of the PalmSource OS Software, which may consist solely of the Palm “medallion.”

1.35 “PalmOne” shall mean Palm, Inc., as set forth in the first Recital of this Agreement.

1.36 “PalmOne Brand” shall mean the PalmOne Mark and the PalmOne Domain Name.

1.37 “PalmOne Competitive Product” shall mean a communication device or a mobile computing device.

1.38 “PalmOne Display Guidelines” shall mean the guidelines for proper display of the PalmOne Brand, as such guidelines may be provided, revised and updated pursuant to this Agreement and the PalmOne License.

1.39 “PalmOne Domain Name” shall mean all Internet domain names existing as of the Effective Date or in the future that contain a PalmOne Mark.

1.40 “PalmOne License” shall mean the trademark license agreement between Holding and PalmOne with the same effective date as the Effective Date.

1.41 “PalmOne Mark” shall mean all words, names, symbols and devices, and all combinations thereof, and all domain names, in each case containing the letter string “palmone,” including all marks listed on the attached Schedule 9, as updated from time to time pursuant to this Agreement, as well as all formatives, translations, transliterations, homonyms, symbolic representations, and derivatives of all the foregoing, excluding the letter string “palm” and the numeral “1” (whether depicted as an Arabic or Roman numeral or in any other numeral form).

1.42 “PalmSource” shall mean PalmSource, Inc., as set forth in the first paragraph of this Agreement.

1.43 “PalmSource Business” shall mean the business and operations of PalmSource, a PalmSource Affiliate, or an International JV (including the licensing activities of any of them), including the design, development, marketing, licensing, manufacture, maintenance, installation, repair or sale of any operating system (“OS”) platforms, OS software, software applications, developer tools, any other software products, services, and accessories.

1.44 “PalmSource Corporate Identifier” shall mean the name PalmSource, Inc. or any other name comprising a Palm Mark.

1.45 “PalmSource OS Software” shall mean the operating system software files, including any derivative works, updates, upgrades, or new versions of the foregoing, commercially released by PalmSource during the term of this Agreement.

1.46 “PalmSource Products” shall mean any and all products and services of the PalmSource Business, regardless of whether they are designed, developed, marketed, distributed,

manufactured, rendered or sold by PalmSource, a PalmSource Affiliate, an International JV, or a permitted Sublicensee, and/or by a Third Party Contractor for the benefit of PalmSource.

1.47 “Person” shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, or unincorporated organization, or other organization, whether or not a legal entity or any governmental authority.

1.48 “Quality Standards” shall mean a level of quality at least equal to the level of quality of products and services of PalmOne, PalmSource and their respective predecessors as of the Separation Date or, if goods or services not previously offered by PalmOne, PalmSource or their respective predecessors, a standard generally accepted in the industry for such goods and services.

1.49 “Separation Date” shall mean 12:01 a.m., Pacific Time, December 3, 2001.

1.50 “Sublicensees” shall mean Persons who are licensees of PalmSource under Existing Licenses, and those Persons who receive from PalmSource any sublicense of rights granted to PalmSource under this Agreement.

1.51 “Tax-Free Spin-Off” shall mean a distribution of common stock (and preferred stock, if any) of PalmSource or common stock (and preferred stock, if any) of a Person that is a successor to PalmSource to holders of common stock of PalmOne intended to qualify as a tax-free distribution under Section 355 of the Code.

1.52 “Territory” shall mean those countries listed on the attached Schedule 4, as amended from time to time in accordance with Section 5.1.

1.53 “Third Party” shall mean a Person other than a party to this Agreement or its Affiliates.

1.54 “Third Party Contractor” shall mean any Third Party that performs work on behalf of or at the request of PalmSource.

1.55 “Trademark Display Guidelines” shall mean the guidelines for proper display of the Palm Marks, as such guidelines may be provided, revised and updated pursuant to this Agreement and the PalmOne License.

1.56 “Transition Marks” shall mean those Palm Marks that are used by PalmOne pursuant to the terms of the PalmOne License, from the Separation Date through the date set forth in Section 3 of the PalmOne License with respect to each such mark. Transition Marks include only (a) the marks PALM (as limited by the license grant in Section 3.10 of the PalmOne License), PALM.NET, PALM CAFE, PALM STORE, DESIGNED FOR PALM HANDHELDS, PALM SOFTWARE CONNECTION; and (b) the marks BEN MAI, PALM BEN MAI and BEN MAI with Design (the “BEN MAI Transition Marks), and other marks, all as shown on Schedule 5.

2. OWNERSHIP OF MARKS.

2.1 As between Holding and Licensee, PalmSource acknowledges and agrees that Holding owns all right, title and interest in and to the Palm Marks, to all goodwill associated therewith, and, unless otherwise expressly provided in this Agreement or the Holding Charter, to any and all causes of action and rights of recovery for violations of any of the foregoing.

2.2 Licensee acknowledges and agrees that all use of the Palm Marks by Licensee and Sublicensees shall inure to the benefit of Holding.

2.3 Licensee shall not directly or indirectly challenge the ownership or other rights of Holding in and to, or the validity or strength of, the Palm Marks or the PalmSource Brand.

3. LICENSE GRANT.

Subject to the terms of this Agreement, Holding grants to Licensee a royalty-free, exclusive (even as to Holding), non-transferable (except as specified in Sections 6 and 26 below) worldwide license to use the Palm Marks in connection with the PalmSource Business, including on or in connection with PalmSource Products, Merchandising Products, Marketing Materials, and Corporate Identity Materials related to all the foregoing. The grant in this Section 3 is limited by the following:

(i) Licensee shall not use a Palm Mark (other than the Palm Powered Logo) on a PalmOne Competitive Product;

(ii) Licensee shall not use any Palm Mark that is comprised solely of the letter string “palm” and any number (whether the number is depicted as an Arabic or Roman numeral, spelled out, or depicted in any other form), nor any formative, translation, transliteration, homonym, symbolic representation, or derivative thereof;

(iii) Licensee shall not use the www.palm.com domain name as a domain name or mark other than as provided in Section 4 of this Agreement; and

(iv) Licensee shall not use as its corporate or entity name nor sublicense any Person to use as its corporate or entity name (a) “Palm, Inc.,” “Palm Corporation” or “Palm LLC” or the letter string “palm” together with only a designation of its entity status, (b) any corporate or entity name actually used by PalmSource, PalmOne or their predecessors (other than the name PalmSource) before the Separation Date and containing the letter string “palm” combined with at least one other word or element, including the predecessors “Palm Computing, Inc.” and “Palm Solutions Group” (a “Predecessor Trade Name”); (c) any corporate or entity name with a space between the elements “palm” and “source”, e.g., Palm Source; or (d) any other corporate or entity name that is confusingly similar to a Predecessor Trade Name, such confusion to be assessed apart from the common element of the letter string “palm.”

All rights not expressly granted in this Section 3 are reserved to Holding.

4. PALM.COM DOMAIN NAME.

4.1 The parties agree that, beginning on the Corporate Name Change Date and until February 1, 2004 (the “Changeover Period”), the Internet website located at www.palm.com will be an active web site, one purpose and use of which will be to allow the user to redirect to the primary website of either PalmOne or PalmSource by choosing to click through hypertext links or buttons to those sites. (The Internet website www.palm.com, as it exists during the Changeover Period, shall be known as the “Launch Site.”) The content of the Launch Site will be substantially similar to the page active on the Execution Date, modified such that one-third of the page area located above the “fold” (measured when viewed on Microsoft Explorer Version 6 on the default setting) will be dedicated to PalmSource content (the “PalmSource Content”). The PalmSource Content will be located in the upper-right corner of the Launch Site. The PalmSource Content shall make no reference to any of PalmSource’s specific licensees of PalmSource OS Software or their specific products, nor may it name or provide a link to the website of any such licensee, other than, at PalmSource’s election, PalmOne.

4.2 The Launch Site shall be designed, produced, managed, and maintained by PalmOne. The Launch Site content shall be consistent with the terms of this Agreement and the PalmOne License, and shall be subject to review and approval by PalmOne and PalmSource with respect thereto, which approval shall not be unreasonably withheld. Other than as provided in this Agreement, costs for maintaining the Launch Site shall by paid by PalmOne, including the reasonable costs of any change requested by PalmSource. Except as otherwise provided, PalmOne shall have no obligation to continue to pay for maintenance of the Launch Site after February 1, 2004.

4.3 During the Changeover Period, PalmSource may provide to PalmOne for PalmOne’s approval, which approval shall not be unreasonably withheld, modifications to the PalmSource Content. PalmOne shall have no obligation to approve modified PalmSource Content that does not comply with the requirements of Subsection 4.1.

4.4 Until and including February 1, 2004, PalmOne will maintain on the homepage of PalmOne’s primary website a link to the homepage of PalmSource’s primary website, and PalmSource will maintain on the homepage of PalmSource’s primary website a link to the homepage of PalmOne’s primary website.

4.5 No later than conclusion of the Changeover Period, the website www.palm.com will be modified (the modified site to be known as the “Split Site”) and its sole purpose and use will be to redirect users to the websites of PalmOne and PalmSource. The Split Site will be localized in all countries in which either PalmOne or PalmSource maintains a website. Users accessing the Split Site will see (a) brief descriptions of the businesses of each of PalmOne and PalmSource and (b) bookmarks for and links to the primary websites of PalmOne and PalmSource. The parties agree that no other information or material shall appear on the Split Site. PalmSource’s content shall make no reference to any of PalmSource’s specific licensees of PalmSource OS Software or their specific products, nor shall it name or provide a link to the website of any such licensee, other than, at PalmSource’s election, PalmOne. The Split Site content shall be consistent with the terms of this

Agreement and the PalmOne License, and shall be subject to review and approval by PalmOne and PalmSource with respect thereto. Subject to the previous sentence, PalmSource shall grant PalmOne’s requests to make changes to PalmOne’s material on the Split Site, and PalmSource’s approval of such requests shall not be unreasonably withheld. PalmSource will manage and maintain the Split Site, and the costs associated with its general maintenance will be treated as Operating Expenses; provided, however, that any party making or requesting changes in the content of its material on the Split Site shall pay all expenses associated with such changes. PalmSource shall present to PalmOne the material terms of the hosting agreement between PalmSource and the ISP proposed to host the Split Site. PalmOne shall have the right to approve such terms within ten (10) business days of such presentation, but shall not unreasonably withhold such approval. If PalmOne does not approve or disapprove such terms within such ten (10) day period, such terms shall be deemed approved. Subject to PalmOne’s reasonable approval of such terms, PalmOne shall redirect traffic from www.palm.com to the Split Site by no later than midnight February 1, 2004 and in the event PalmOne has not taken the necessary steps to transfer operation, maintenance and management of the Split Site on or before midnight February 10, 2004, then for each additional day thereafter that the transfer does not take place, PalmOne shall pay to PalmSource liquidated damages of ten thousand dollars ($10,000.00) per day. After the end of the Changeover Period, the Split Site shall be generally accessible to the public for the duration of this Agreement.

4.6 Home pages at the Launch Site, PalmSource primary website, and PalmOne primary website shall be active, shall be generally accessible to the public, and shall implement all of the provisions of this Section 4 by no later than the Corporate Name Change Date

5. TRADEMARK PROSECUTION.

5.1 Licensee may from time to time request Holding to apply to register a Palm Mark. Such a request shall be directed to the Brand Manager. Licensee shall provide all necessary information and assistance to the Brand Manager in trademark prosecution matters related to the Palm Marks. The Brand Manager shall comply with such a request unless the Brand Manager reasonably determines that doing so may result in a Conflict. If the Brand Manager denies the request, Licensee may invoke the Dispute Resolution Process. If the Brand Manager grants the request or the request is approved in the Dispute Resolution Process (a) the Brand Manager shall act on the request and (b) Schedule 1 or Schedule 4, as applicable, shall be amended to add such new Palm Mark, new application or registration, or new Territory, as the case may be. Wherever possible, Holding will be the registrant of any requested Palm Domain Name and will be listed as the administrative contact, and in such cases, Licensee will be listed as the technical contact. Licensee shall be solely responsible for all costs, fees and expenses incurred for the clearance, registration, maintenance, sublicensing and recordals for all Palm Marks.

5.2 If Licensee or any Sublicensee uses in a particular territory a Palm Mark on or in connection with goods or services beyond the scope of a then existing registration or application for registration, or applies for or obtains registration of a Palm Mark outside of the procedures set forth in Section 5.1, Licensee will indemnify and hold Holding and PalmOne harmless for any liabilities either may incur resulting therefrom, including all direct damages, costs and expenses related thereto, which shall be borne solely by Licensee. Without limiting the previous sentence, if Licensee applies for or obtains registration of a Palm Mark outside of the procedure set forth in Section 5.1, then: (a) Licensee hereby does, and agrees to, assign any such applications or registrations to Holding and (b) Licensee hereby agrees that it shall do all things and execute all documents that Holding, in its sole discretion, deems necessary or convenient to effect or perfect such assignment.

6. SUBLICENSEES, SUBCONTRACTORS AND DEALERS.

6.1 Licensee may sublicense any of its rights relating to the Palm Marks granted under this Agreement without the prior consent of Holding, so long as each Sublicensee agrees in writing that:

(a) the Sublicensee shall comply with the restrictions and obligations applicable to Sublicensees hereunder;

(b) the Sublicensee shall comply with the restrictions on, obligations of, and agreements of Licensee hereunder with respect to:

(i) Holdings’ rights, title, interest in the Palm Marks,

(ii) the use and protection of the Palm Marks, and

(iii) Quality Standards and quality control;

(c) the sublicense shall terminate as of any termination of this Agreement (subject to the Sublicensee’s sell-off rights under Section 16); and

6.2 Licensee shall provide the Brand Manager with notice of any such sublicense. Licensee shall remain directly responsible to Holding for ensuring that its Sublicensees’ products and actions within the scope of each sublicense comply with the restrictions, obligations, and agreements referenced in items 6.1 (a) through 6.1 (c) above.

6.3 Holding will not assess either Licensee or any Sublicensee any royalty for any such sublicense, other than the consideration already provided by Licensee under this Agreement and the Holding Charter.

6.4 Licensee may sublicense rights granted under this Agreement with respect to the development or manufacture of PalmSource Products, Merchandising Products, Marketing Materials and Corporate Identity Materials to Third Party Contractors in accordance with the terms of this Agreement. Licensee shall remain directly responsible to Holding for ensuring that any such products and materials are developed and manufactured in accordance with the Quality Standards and the terms of this Agreement.

6.5 Notwithstanding anything to the contrary in this Agreement, Licensee shall not sublicense any Person to use any of the Palm Marks as a trade name, domain name, trademark,

service mark or any other indication of source on or in connection with a PalmOne Competitive Product, provided that PalmSource shall be allowed, in conjunction with a license of the PalmSource Product, to grant sublicenses of the Palm Powered Logo on or in conjunction with a PalmOne Competitive Product.

6.6 Licensee may authorize any Person to use any Palm Mark, in a manner consistent with the Trademark Display Guidelines, in connection with advertising genuine PalmSource Products or products or services designed to operate with PalmSource Products, for the sole purpose of referring to those products or services.

6.7 Notwithstanding anything to the contrary in this Agreement, no sublicense granted by Licensee may exceed the scope of the rights licensed to Licensee by Holding in Section 3 of this Agreement.

6.8 Notwithstanding any of the restrictions of this Section 6, Licensee shall be entitled to honor the terms of each of the Existing Licenses. Licensee will exercise reasonable commercial efforts to cause the licensee of each Existing License to comply with all of the requirements of Subsections 6.1, 6.3, 6.4, 6.5, 6.6, and 6.7, and will exercise reasonable commercial efforts to seek each licensee’s agreement to amend its Existing License so that the Existing License is consistent with the sublicensing requirements of this Agreement. The terms of any renewal or extension of the term of an Existing License shall be consistent with the sublicensing requirements of this Agreement.

7. PALMSOURCE’S RIGHTS, OBLIGATIONS AND RESTRICTIONS ON USE.

7.1 Licensee recognizes the value, positive reputation, and goodwill associated with the Palm Marks and PalmOne Brand. Licensee recognizes the need to protect and guard the goodwill of the Palm Marks and the PalmOne Brand. Licensee agrees to take no action with respect to the Palm Marks or the PalmOne Brand that will materially lessen the value of or undermine the Palm Marks or PalmOne Brand. All products and services on or in connection with which the PalmMarks are used shall be consistent with the Quality Standards. Except as otherwise permitted by this Agreement, or pursuant to a sublicense permissibly granted by a licensee of Holding, Licensee shall not register or use anywhere in the world, in any media now known or hereinafter invented, any PalmOne Brand, Palm Mark or any mark or name that is likely to be confused with or dilute any PalmOne Brand or Palm Mark. Licensee shall not knowingly misrepresent to any Person the scope of its authority or rights under this Agreement. Notwithstanding anything in this Agreement to the contrary, Licensee may make appropriate, truthful, references, that do not violate any obligation of non-disclosure under any other agreement, with respect Holding, Licensee, PalmOne, Licensee’s products and technology, PalmOne’s products and technology, and PalmOne’s and Licensee’s corporate histories.

7.2 Licensee shall cooperate fully with Holding in the procurement and maintenance of Holding’s intellectual property rights in the Palm Marks. Licensee shall, at the Brand Manager’s reasonable request, execute all further documents and perform all acts for evidencing, maintaining, recording and perfecting Holding’s rights in and to the Palm Marks. Licensee further agrees to cause its Controlled Affiliates, International JVs, Sublicensees and Third Party Contractors to take any similar such actions at the Brand Manager’s reasonable request.

7.3 Unless otherwise permitted in this Agreement, Licensee shall not refer to itself as “Palm,” “Palm, Inc.,” “Palm Corporation” or “Palm LLC” or the like in press releases and public announcements made after the Corporate Name Change Date, and will refer to itself as “PalmSource” or under another company name that complies with this Agreement. Licensee will use its commercially reasonable efforts to exhaust inventories of Corporate Identity Materials or Marketing Materials using “Palm” or “Palm, Inc.” by December 31, 2005 or such earlier date set forth on Schedule 5 with respect to Transition Marks and will promptly develop and, subject to the foregoing, begin using, new Corporate Identity Materials and Marketing Materials that conform to the terms of this Agreement. Licensee will use its commercially reasonable efforts to update Third Party references to PalmSource, by registering and qualifying to do business under its corporate name, and by updating telephone listings, licenses, agreements, accounts, and other uses that are typical corporate name uses.

7.4 Licensee shall execute the Assignment PS 2003 to Holding by no later than the Effective Date.

7.5 Licensee shall make commercially reasonable efforts to maintain archives of its and its predecessors’ products, communications, materials, documents, information, merchandise and the like related to its use of the Palm Marks, and shall provide copies to the Brand Manager within a reasonable time after the Brand Manager’s request.

7.6 Except as expressly provided by this Agreement or other agreements between Licensee and Holding, Licensee shall not incur or authorize any expenses or liabilities chargeable to Holding, or take any action that would impose upon Holding any obligation or liability to a Third Party other than expenses, liabilities, or obligations assumed by Holding under this Agreement or another written agreement between the parties, or that Holding has expressly approved in writing.

7.7 Licensee shall have a duty to act in good faith in the exercise of its reasonable business judgment in exercising its rights and in carrying out its obligations under this Agreement and the Holding Charter.

7.8 As provided in the Holding Charter, in the event Holding terminates the PalmOne License pursuant to Section 15 thereof and Holding permits Licensee to succeed to the rights granted PalmOne under the PalmOne License, for a period of two (2) years and nine (9) months following the date PalmOne ceased permissible use of the PalmOne Brand and the Transition Marks, Licensee will not use any PalmOne Brand or any of the Transition Marks that are registered or for which applications for registration have been filed. Notwithstanding the foregoing restriction on use, Licensee shall be entitled during such two (2) year and nine (9) month period to instruct Holding to maintain and defend existing registrations, continue to prosecute existing applications, to file new applications for registration and to defend and enforce any PalmOne Brand and Transition Mark whatsoever.

8. HOLDING’S RIGHTS AND OBLIGATIONS.

8.1 Holding shall appoint a Brand Manager, as provided in the Holding Charter. The Brand Manager, subject and pursuant to the Holding Charter, the Brand Manager Charter, and the authority of the Holding board of directors, shall have the right and duty to monitor, maintain, enforce, register, protect and supervise the Palm Marks, and fulfill any obligations and enforce any rights of Holding as otherwise provided in this Agreement with respect to the Palm Marks and as provided in the Holding Charter. Holding shall notify Licensee in writing of its appointment of the Brand Manager.

8.2 Except as otherwise provided in Section 5.1, as between the parties to this Agreement, Holding shall have the sole right to apply for registration in the name of Holding of any Palm Mark or PalmOne Brand.

8.3 Holding shall uphold the value of the Palm Marks, the Transition Marks and the PalmOne Brand and their associated goodwill, will take no actions that disparage, derogate, devalue or degrade the PalmOne Brand, Palm Marks or the Transition Marks, and will cause all its licensees to do the same.

8.4 Subject to the limitations of liability set forth elsewhere in this Agreement and in the Holding Charter, Holding shall have a duty to act in good faith in the exercise of its reasonable business judgment in exercising its rights and carrying out its obligations under this Agreement and the Holding Charter.

9. QUALITY CONTROL.

9.1 Holding and Licensee acknowledge that the products and services on or in connection with which the Palm Marks and PalmOne Brand appear must be of sufficiently high quality as to retain the value of and protect the Palm Marks and PalmOne Brand, and the goodwill they symbolize, as of the Effective Date of this Agreement. Holding and Licensee further acknowledge that, for all products or services provided in association with the Palm Marks, Holding has adopted the Quality Standards. The maintenance of the high quality standards associated with such products and services is the essence of this Agreement and of all other licenses issued by Holding. Licensee agrees that it will maintain the quality of any and all of its goods and services on or in connection with which the Palm Marks appear at a level of quality at least equal to the Quality Standards. Holding acknowledges that Licensee and its Sublicensees, by maintaining the Quality Standards, will satisfy Licensee’s obligations pursuant to this Section 9.1.

9.2 Licensee shall use the Palm Marks in accordance with the specifications set forth in the Trademark Display Guidelines (including adherence to all trademark notice and legend requirements contained therein). Within a reasonable period of time following the Effective Date, PalmSource shall provide to Holding and to PalmOne a copy of the Trademark Display Guidelines. PalmSource may from time to time revise and update them and, in such event, promptly will provide copies of the revised or updated Trademark Display Guidelines to Holding and PalmOne. Within a reasonable period of time following the Effective Date, PalmOne shall provide to Holding and to

PalmSource a copy of the PalmOne Display Guidelines. PalmOne may from time to time revise and update them and, in such event, promptly will provide copies of the revised or updated PalmOne Display Guidelines to Holding and PalmSource.

9.3 In the event that Sublicensees are permitted to use the Palm Marks under the terms of this Agreement in connection with products or services, such use must meet or exceed in all respects the Quality Standards and be in a manner that is consistent with this Agreement. Licensee shall monitor use of all sublicensed marks and shall cause any non-complying Sublicensee to remedy any default promptly. If any such Sublicensee does not comply within thirty (30) days of Licensee’s written demand, Licensee shall notify the Brand Manager.

9.4 Licensee shall not knowingly or negligently use, nor permit Sublicensees to use, any Palm Mark on or in connection with any product or service that is in violation of any government regulation or standards, including any government requirements regarding product safety, public welfare or labeling.

9.5 Upon reasonable request by the Brand Manager, Licensee shall provide to the Brand Manager representative samples of products, Corporate Identity Materials and Marketing Materials, on or in connection with which the Palm Marks are used for Holding to review for compliance with the Quality Standards and Trademark Display Guidelines.

9.6 If the Brand Manager becomes aware for any reason that Licensee or any Sublicensee has not met the Quality Standards, or has not substantially complied with the Trademark Display Guidelines or PalmOne Display Guidelines, the Brand Manager shall notify Licensee in writing, which notice shall set forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance or breach. Licensee shall then have thirty (30) days from receipt of such notice (the “Initial Cure Period”) to correct (or cause the Sublicensee to correct) such noncompliance or submit to the Brand Manager a written plan to correct such noncompliance with a reasonable explanation of why compliance cannot be made within thirty (30) days. The Brand Manager may, in the exercise of reasonable business judgment, accept or reject any such plan. If the Brand Manager rejects such plan, then Licensee shall have thirty (30) days from receipt of such rejection notice to correct such noncompliance (the “Second Cure Period”). If Licensee has not corrected such noncompliance by the later of (i) the end of the Initial Cure Period, (ii) the end of the Second Cure Period or (iii) the end of any period specified in a compliance plan that was accepted by the Brand Manager, then the Brand Manager may declare Licensee in breach of this Agreement and such breach shall be subject to the Dispute Resolution Process.

10. PAYMENTS.

10.1 In accordance with the Holding Charter, Licensee shall make a Deposit (as defined in the Holding Charter) to Holding representing the estimated share for the first three (3) months following the Effective Date of Licensee’s expected Brand Maintenance Fees (as defined in the Holding Charter and Section 10.2 below). The estimate of Brand Maintenance Fees shall be calculated by Holding based on the anticipated Brand Maintenance Fees for which Licensee is responsible pursuant to Subsection 10.2 below. Except as set forth in Paragraph 3.2(a) of the

Holding Charter, Licensee shall be obligated to make additional monthly deposits of Brand Maintenance Fees so as to maintain at all times three (3) months of reserve funding for Licensee’s share of Brand Maintenance Fees.

10.2 Subject to Section 12 below, Licensee is responsible for all costs, expenses and fees related to holding, maintaining, registration, enforcement and defense of the Palm Marks (the “Brand Maintenance Fees”).

11. INDEMNIFICATION.

11.1 Licensee shall indemnify Holding for any damages, loss, liability, costs and expenses (including attorney’s fees) incurred by Holding resulting from Actions, Enforcements, Claims and threatened Claims concerning Licensee’s use of the Palm Marks, or resulting from failure by Licensee to comply with the restrictions on, obligations of, or agreements of Licensee with respect to the licenses granted hereunder.

11.2 Licensee shall indemnify Holding for any damages, loss, liability, costs and expenses (including attorneys’ fees) incurred by Holding resulting from Actions, Enforcements, Claims and threatened Claims concerning the use of the Palm Marks by any Sublicensee, Affiliate of Licensee or Third Party Contractor, or due to the failure by any of them to comply with the restrictions on, obligations of, or agreements of Licensee (i) made applicable to Sublicensees hereunder and (ii) with respect to the licenses granted hereunder, Holdings’ rights, title, interest in the Palm Marks, the use and protection of the Palm Marks, quality control, record keeping and audits, and the termination of this Agreement. Licensee will enforce such restrictions, obligations and agreements of any such Person, will promptly notify any such Person of any breach of such restrictions, obligations and agreements, and will notify the Brand Manager of any such breach. If such breaching Person fails to cure any such breach within thirty (30) days after receiving notice, then Licensee shall terminate the rights granted to such Person with respect to the relevant Palm Mark unless otherwise agreed by the Brand Manager in writing. If the Brand Manager does not otherwise agree, if Licensee fails to terminate such rights of any such Person, then the breach may be treated as a breach of this Agreement committed by Licensee and such breach shall be subject to the Dispute Resolution Process.

12. LITIGATION.

12.1 Against Third Parties.

(a) Notification. In the event Licensee learns of any actual, potential or threatened infringement, unfair competition, passing-off, dilution, or any other violation of a Palm Mark, Transition Mark or a PalmOne Brand, Licensee shall promptly notify the Brand Manager. When the Brand Manager receives a notice from Licensee pursuant to this Subsection 12.1(a), it shall promptly notify PalmOne and each director of Holding, indicating the action, if any, that already has been taken with respect to such matter.

(b) Initiation of Actions and Enforcements. Licensee may send a notice (“Notice”) to Holding requesting that the Brand Manager cause Holding to initiate an Action or Enforcement against a Third Party concerning any violation of a Palm Mark, Transition Mark or PalmOne Brand. The Brand Manager shall promptly send a copy of the Notice to PalmOne and each director of Holding and confer with PalmOne regarding the request. The Brand Manager shall also inform PalmOne and PalmSource if the Brand Manager believes that the proposed action may result in a Conflict under the Brand Manager Charter. For the avoidance of doubt, it is contemplated that PalmOne shall receive a Notice of (and an opportunity to participate in) an Action even if PalmOne earlier declined participation in an Enforcement against the same Third Party. Unless the Brand Manager reasonably determines that doing so may result in a Conflict, the Brand Manager shall include in the Notice the intention to comply with the request, subject to PalmOne’s right of control and participation set forth in this Section 12 and Section 12 of the PalmOne License. If Licensee or PalmOne disagrees with the decision of the Brand Manager, including the Brand Manager’s determination with respect to a Licensee’s right of Exclusive Control or Limited Participation, PalmSource or PalmOne, as the case may be, shall be entitled to submit the matter to the Dispute Resolution Process.

(c) Control of Actions and Enforcements. When a request under this Agreement or the PalmOne License for an Action or Enforcement has been granted by the Brand Manager, the requesting party shall have the right to select counsel and to direct the Brand Manager to implement instructions concerning all aspects of the Action or Enforcement (subject to the Brand Manager’s obligations under the Brand Manager Charter). However, PalmOne and PalmSource shall have the right to control and participate in the Actions and Enforcements as follows:

(i) PalmSource’s Right of Exclusive Control. If an Action or Enforcement requested by PalmOne or PalmSource that can reasonably be expected to primarily relate to a Palm Mark or Transition Mark but not primarily relate to a PalmOne Brand, PalmSource shall have the right to “Exclusive Control.” If PalmSource elects “PalmSource Exclusive Control,” PalmSource shall have the sole right to select counsel, to instruct the Brand Manager and to settle such Action or Enforcement without consultation with PalmOne.

(ii) PalmSource’s Right of Limited Participation. PalmSource shall have the right of “Limited Participation” in an Enforcement or an Action requested by PalmOne (i) that relates to a Palm Mark or Transition Mark or (ii) that can reasonably be expected to primarily relate to a PalmOne Mark and not primarily relate to a Palm Mark or Transition Mark and with respect to which PalmOne has not exercised its right of Exclusive Control. “PalmSource Limited Participation” means that PalmSource may participate in the Action or Enforcement with counsel of its choice at its own expense and PalmOne may not instruct the Brand Manager to settle such Enforcement or Action without the consent of PalmSource, which consent shall not be unreasonably withheld.

(iii) PalmOne’s Right of Exclusive Control. If an Action or Enforcement requested by PalmOne or PalmSource can reasonably be expected to relate primarily to a PalmOne Brand but not primarily relate to a Palm Mark or Transition Mark, PalmOne shall have the right to “Exclusive Control.” If PalmOne elects “PalmOne Exclusive Control,” PalmOne shall have the sole right to select counsel and to instruct the Brand Manager, and to settle the Action or Enforcement without consultation with PalmSource.

(iv) PalmOne’s Right of Limited Participation. PalmOne shall have the right of “Limited Participation” in an Enforcement or an Action requested by PalmSource that (i) relates to a PalmOne Brand or Transition Mark or (ii) can reasonably be expected to primarily relate to a Palm Mark but not primarily relate to a PalmOne Brand or Transition Mark and with respect to which PalmSource has not exercised its right of PalmSource Exclusive Control. “PalmOne Limited Participation” means that PalmOne shall have the right to participate in the Action or Enforcement with counsel of its choice and at its own expense, and PalmSource may not instruct the Brand Manager to settle such Enforcement or Action without the consent of PalmOne, which consent shall not be unreasonably withheld.

(v) Exercise of Rights to Exclusive Control or Limited Participation. The right of Exclusive Control or Limited Participation shall be subject to delivery of notice of such election to the Brand Manager and each Director of Holding within ten (10) days after (i) receipt of Notice from the Brand Manager of intent to comply with the request (or (ii) Notice from the Brand Manager following conclusion of the Dispute Resolution Process, if applicable).

(d) Conduct of Actions, Claims and Threatened Claims. If the Brand Manager grants a request pursuant to Subsection 12.1(b) (or the request is approved through the Dispute Resolution Process), Holding shall use commercially reasonable efforts to conduct the Action or Enforcement. The Brand Manager shall act as requested by PalmOne pursuant to Section 12 of the PalmOne License or PalmSource pursuant to Section 12 of this Agreement unless it reasonably believes that doing so may result in a Conflict under the Brand Manager Charter or if, in the reasonable judgment of the Brand Manager, there are insufficient Deposits of Brand Maintenance Fees to fund existing matters as well as the proposed Action or Enforcement, in which case the Brand Manager shall so advise the Board of Holding, PalmOne and PalmSource and may defer action until additional Brand Maintenance Fees have been deposited or as otherwise instructed by Holding.

(e) Costs.

(i) Generally. Except as otherwise specifically provided herein or otherwise agreed in writing among PalmOne, PalmSource and Holding, PalmSource or PalmOne (as the case may be) shall be solely responsible for any and all costs and expenses incurred relating to an Action or Enforcement brought pursuant to its request and shall be entitled to all recoveries (including proceeds from the sale of its licensed marks in direct connection with the Action or Enforcement) provided it has paid all costs and fees as required under this Subsection.

(ii) PalmSource Exclusive Control. PalmSource shall be solely responsible for any and all costs and expenses incurred relating to an Action or Enforcement with respect to which PalmSource has exercised its right of Exclusive Control, and shall be entitled to all recoveries (including proceeds from the sale of a Palm Mark in direct connection with the such

Action or Enforcement), provided PalmSource has paid all costs and fees as required under this Subsection. Unless otherwise agreed by PalmOne, PalmSource and Holding, PalmOne shall have no obligation for costs or expenses, nor any entitlement to recoveries, for Actions or Enforcements subject to PalmSource Exclusive Control.

(iii) PalmOne Exclusive Control. PalmOne shall be solely responsible for any and all costs and expenses incurred relating to an Action or Enforcement with respect to which PalmOne has exercised its right of Exclusive Control, and shall be entitled to all recoveries (including proceeds from the sale of a PalmOne Brand in direct connection with the such Action or Enforcement), provided PalmOne has paid all costs and fees as required under this Subsection. Unless otherwise agreed by PalmSource, PalmOne and Holding, PalmSource shall have no obligation for costs or expenses, nor any entitlement to recoveries, for Actions or Enforcements subject to PalmOne Exclusive Control.

(iv) Limited Participation of PalmOne. For any Enforcement or Action initiated by PalmSource as to which PalmOne elects Limited Participation, PalmSource shall be responsible for fifty-five percent (55%) of all costs, fees and expenses related to the Enforcement or Action (PalmSource’s “55% Obligation”), and PalmOne shall be responsible for forty-five percent (45%) (PalmOne’s “45% Obligation”). Forty-five percent (45%) of any recovery from any such Enforcement (including proceeds from the sale of a Palm Mark or PalmOne Brand in direct connection with the Enforcement) shall be PalmOne’s (PalmOne’s “45% Recovery”). In such event, the remaining fifty-five percent (55%) shall be PalmSource’s (PalmSource’s “55% Recovery”).

(v) Limited Participation of PalmSource. For any Enforcement or Action initiated by PalmOne as to which PalmSource elects Limited Participation, PalmOne shall be responsible for the 55% Obligation, and PalmSource shall be responsible for the 45% Obligation. The 45% Recovery shall be PalmSource’s, and the 55% Recovery shall be PalmOne’s.

(vi) Joinder. Licensee, at Holding’s request, agrees to be joined as a party (and hereby irrevocably waives objection to any such joinder) or appear as a witness in any Action taken by Holding to enforce its rights in the Palm Marks, the Transition Marks or the PalmOne Brand.

12.2 Claims Brought by Third Parties.

(a) General. In the event of any Action or Enforcement brought by a Third Party (i) against Holding concerning use by Licensee or any of its Sublicensees of a Palm Mark, or (ii) against Licensee, any Affiliate of PalmSource, any International JV, any Sublicensee of PalmSource or any Third Party Contractor of PalmSource, concerning use by any of them of a Palm Mark (collectively, a “Claim”):

(i) Licensee shall promptly notify the Brand Manager upon learning of such Claim, providing particulars of the Claim;

(ii) The Brand Manager promptly shall notify PalmOne and each director of Holding of the Claim and its particulars;

(iii) Licensee shall promptly and reasonably provide necessary information and assistance to the Brand Manager in relation to any such Claim;

(iv) Holding shall use commercially reasonable efforts to defend a Claim to which it is a party; and

(v) in any Claim against Holding, Licensee may join as a party with Licensee’s counsel and at Licensee’s own expense, and at Holding’s request agrees to be joined as a party (and hereby irrevocably waives objection to any such joinder) or to appear as a witness.

(b) Control of Defense.

(i) General. Other than as provided in Subsection 12.2(b)(ii), Licensee shall have the right to select counsel and to make requests of the Brand Manager with respect to the conduct and resolution of the Claim, and the Brand Manager shall act as requested by Licensee unless the Brand Manager reasonably believes doing so may result in a Conflict under the Brand Manager Charter. Licensee shall use commercially reasonable diligence in instructing the Brand Manager in the defense of all Claims.

(ii) PalmOne’s Right of Limited Defense Participation. In the event of a Claim under and within the meaning of this License, PalmOne shall have the right to participate in defense of the Claim if PalmOne requests to do so within ten (10) business days following its receipt of notification of the Claim. PalmOne’s right to participate pursuant to this subsection shall be a right of Limited Defense Participation. If PalmOne elects “Limited Defense Participation,” PalmOne may participate with counsel of its choice at its own expense and Licensee’s instructions to the Brand Manager concerning whether and how to settle a Claim shall not be implemented without the consent of PalmOne, which consent shall not be unreasonably withheld.

(iii) Licensee’s Right of Limited Defense Participation. In the event of a Claim under and within the meaning of the PalmOne License, Licensee shall have the right to participate in defense of such Claim if Licensee requests to do so within ten (10) business days following its receipt of notification of the Claim. Licensee’s right to participate pursuant to this Subsection shall be a right of Limited Defense Participation. As provided in Holding’s license with PalmOne, if Licensee elects “Limited Defense Participation,” Licensee may participate with counsel of its choice at its own expense and PalmOne’s instructions to the Brand Manager concerning whether and how to settle a Claim shall be subject to the prior consent of Licensee which consent shall not be unreasonably withheld.

(c) Costs.

(i) Generally. Other than as provided in Subsections 12.2(c)(ii) and 12.2(c)(iii) and Section 12.3 below, Licensee shall be solely responsible for any and all costs and expenses incurred relating to a Claim under and within the meaning to this Agreement.

(ii) Limited Defense Participation of PalmOne. For any Claim under and within the meaning of this License as to which PalmOne elects Limited Defense Participation under Subsection 12.2(b)(iii) of the PalmOne License (as described in Subsection 12.2(b)(ii) of this Agreement), PalmSource shall be responsible for the 55% Obligation, and PalmOne shall be responsible for the 45% Obligation.

(iii) Limited Defense Participation of PalmSource. For any Claim under and within the meaning of the PalmOne License as to which PalmSource elects Limited Defense Participation pursuant to Subsection 12.2(b)(iii) of the PalmSource License (as described in Subsection 12.2(b)(iii) of this Agreement), PalmOne shall be responsible for the 55% Obligation, and PalmSource shall be responsible for the 45% Obligation.

12.3 Final Judgment of a Court or Tribunal. Notwithstanding anything to the contrary in this Section 12, in the event that both PalmSource and PalmOne are defendants in a Claim or Action and a final judgment is entered, to the extent that a court apportions liability, costs or damages, between PalmOne and PalmSource, costs and damages shall be divided between PalmSource and PalmOne in the same way that the court or tribunal apportioned liability. In the event a final judgment is entered against only PalmSource or PalmOne, that party shall pay all costs and damages awarded by the court or tribunal related to the Claim or Action. Notwithstanding the provisions of this Section 12.3, the fact of an award or judgment pursuant to this Section shall not bar any appropriate action for indemnity between PalmSource on the one hand and PalmOne on the other hand as provided pursuant to Section 5.2 of this Agreement or in the PalmSource License.

12.4 Characterization of Costs and Recoveries. Notwithstanding anything to the contrary in this Section 12, all Licensee’s costs, fees and expenses related to any Action, Enforcement or Claim shall be treated as Brand Maintenance Fees (as defined in the Holding Charter) attributable to Licensee. Similarly, all of Licensee’s recoveries, awards or proceeds received from any Action or Enforcement shall be treated as a Deposit (as defined in the Holding Charter) for the benefit of Licensee.

12.5 Forfeiture of Recoveries for Failure to fund Obligations. For all situations under this Section 12 to which the 45% Recovery and 55% Recovery apply, if a party fails to meet its 45% Obligation or 55% Obligation, as the case may be, it shall forfeit all right to recoveries, awards and proceeds from that Enforcement or Claim.

12.6 Existing Actions, Enforcements and Claims. Notwithstanding anything to the contrary in this Agreement, all Existing Actions shall be treated as Actions, Enforcements or Claims subject to the Exclusive Control of PalmOne, except that PalmOne’s right to modify the claims made thereunder, appeal any award or judgment, or settle an Existing Action shall be subject to the prior consent of PalmSource, which consent shall not be unreasonably withheld.

13. WARRANTIES.

13.1 Each party hereby represents and warrants to the other party that, as of the Effective Date:

(a) It has all necessary corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein;

(b) It has duly and properly taken all necessary corporate action to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) This Agreement has been duly executed and delivered by it and constitutes the legal, valid, and binding obligation of it enforceable against it in accordance with its terms; and

(d) Each individual whose signature appears below warrants that he or she has the power and authority to bind the party on whose behalf he or she signs.

13.2 Licensee hereby represents and warrants to Holding that to the best of its knowledge, as of the Effective Date, all material Existing Licenses are listed in Schedule 3. If any additional Existing Licenses come to Licensee’s attention after the Execution Date, Licensee shall add such Existing Licenses to Schedule 3.

14. TERM.

Unless terminated under Section 15, this Agreement shall remain in effect in perpetuity.

15. TERMINATION.

15.1 Voluntary Termination. Licensee may voluntarily terminate this Agreement after providing Holding with written notice specifying the effective date of such termination, which shall be no less than one hundred eighty (180) days from the date of such notice.

15.2 Termination for Cause. Holding shall have the right to terminate this Agreement for cause by providing written notice to Licensee upon the occurrence of any of the following:

(a) if there is a material breach of this Agreement by Licensee which is not cured within one hundred twenty (120) days of a final determination that there was a breach and that the breach was material

(b) if Licensee neither develops, nor licenses nor supports PalmSource OS Software and the PalmOne License has not been terminated pursuant to Section 15 thereof; or

(c) if Licensee abandons the Palm Marks within the meaning of the Lanham Act, 15 U.S.C. §1127, or any successor provision or statute, in each case as then in effect.

16. EFFECTS OF TERMINATION.

16.1 Upon termination of this Agreement by Holding for cause pursuant to Section 15.2, Licensee shall cease manufacture within ninety (90) days of any products bearing the Palm Marks or any mark that is confusingly similar to or derivative of a Palm Mark, and shall cause its Sublicensees, Controlled Affiliates, International JVs and Third Party Contractors to do the same. Licensee shall have three hundred sixty (360) days following the date of written termination notice from Holding to sell off any remaining inventory of products bearing the Palm Marks, and to use Corporate Identity Materials and Marketing Materials on or in connection with which the Palm Marks appear; provided, however, that sale of any products or use of any materials that bear unlawful or unauthorized uses of Palm Marks or PalmOne Brands shall be immediately discontinued with no sell-off permitted. At the end of that three hundred sixty (360)-day period, all use by Licensee, its Affiliates, International JVs, Third Party Contractors and Sublicensees of the Palm Marks shall cease, the Palm Marks shall not be visible on or in connection with any existing products in Licensee’s possession or control, and all printed materials, signs, and the like bearing any of the Palm Marks in Licensee’s possession or control shall be destroyed, unless maintained for archival purposes. Further, Licensee shall file all necessary corporate name change documents required in the Territory. Licensee shall provide the Brand Manager with a sworn declaration indicating that it has conformed with this Section 16.1 within thirty (30) days after the expiration of said three hundred sixty (360)-day period.

16.2 [Intentionally omitted].

16.3 Upon voluntary termination of this Agreement pursuant to Section 15.1 above, all use of the Palm Marks by Licensee and any Affiliates of PalmSource, International JVs, Third Party Contractors and Sublicensees shall cease by the end of the notice period. Licensee shall provide the Brand Manager with a sworn declaration indicating that all such use of the Palm Marks has ceased within thirty (30) days following the end of such notice period.

16.4 Licensee shall remain responsible for Company Maintenance Fees until Licensee provides to the Brand Manager the sworn declaration satisfactory to Holding in form and content stating that Licensee has conformed to the provisions of Sections 16.1 or 16.3, as applicable. Licensee’s responsibility for Company Maintenance Fees will include responsibility for all Brand Maintenance Expenses resulting from work authorized by Licensee or Holding before receipt by the Brand Manager of that sworn declaration.

16.5 The parties’ rights and obligations in Sections 1, 2, 7.1, 8.2, 10, 11, 12 (with respect only to matters giving rise to Claims, Actions or Enforcements prior to the date of termination), 16 and 18 through 30, together with any other provisions that by their terms should survive, shall survive the expiration or termination of this Agreement for any reason.

17. [Intentionally omitted.]

18. DISPUTE RESOLUTION.

18.1 If a dispute, controversy or claim arises between the parties relating to the interpretation or performance of this Agreement, or the grounds for the termination hereof, the parties shall follow the Dispute Resolution Process as outlined in the Holding Charter, with the exception of any prerequisite dispute resolution procedures specifically set forth in this Agreement.

18.2 The Dispute Resolution Process shall be the exclusive process for resolution of any and all disputes and disagreements between the parties concerning the subject matter of this Agreement; provided that (i) either party may seek temporary injunctive relief pending resolution of the dispute pursuant to the Dispute Resolution Process and (ii) claims alleging trademark infringement shall not be subject to the Dispute Resolution Process. The inclusion or omission of a reference in a particular provision of this Agreement to the availability of the Dispute Resolution Process shall not be interpreted as an indication that the procedure is unavailable as to any other provision. Unless both parties expressly waive in writing the applicability of the procedure and agree in writing to an alternative, the parties to this Agreement expressly consent to that procedure.

18.3 Unless otherwise agreed in writing, the parties shall continue to honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Agreement and the Holding Charter with respect to all matters not subject to such dispute, controversy or claim. The parties agree and acknowledge that a breach of the covenants and agreements contained in this Agreement, other than those pertaining specifically to the payment of Company Maintenance Fees under this Agreement, may cause irreparable harm to the non-breaching party and that money damages alone may not reasonably or adequately compensate the non-breaching party. Accordingly, the parties agree that, in addition to other rights or remedies that the non-breaching party may have, each party shall be entitled to seek appropriate injunctive relief.

19. EXCLUSION OF DAMAGES.

IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF OR RELATING TO THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S OBLIGATIONS EXPRESSLY ASSUMED IN EXHIBIT H OF THE MASTER SEPARATION AND DISTRIBUTION AGREEMENT; PROVIDED FURTHER THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL PALM MARKS, THE PALMONE BRAND, AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR

PROVIDED HEREUNDER ARE LICENSED OR PROVIDED ON AN “AS IS” BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

Without limiting the generality of the foregoing, Holding makes no warranty or representation as to the validity of any Palm Mark licensed by it to PalmSource or any warranty or representation that any use of any Palm Mark with respect to any product or service shall be free from infringement of any rights of any Third Party.

20. EXCULPATION.

20.1 None of the Directors or Officers of Holding (including the Brand Manager) will be personally liable for any debt, obligation or liability of Holding, whether that debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Director or Officer of Holding or by reason of being the Brand Manager.

20.2 To the fullest extent permitted by applicable law as in effect on the date of the Holding Charter, and to any greater extent that such law may in future from time to time permit, neither the Members of Holding nor any Officer (including the Brand Manager), Director, employee, attorney, agent or Affiliate of Holding, nor any employee, representative, attorney, agent or Affiliate of a Member (collectively, the “Representatives”) shall be liable to Holding or any other Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Representative in good faith on behalf of Holding and in a manner reasonably believed to be within the scope of the authority conferred on such Representative pursuant to this Agreement, the PalmOne License, the Holding Charter or the Brand Manager Charter. Notwithstanding anything herein to the contrary, a Representative shall be liable for any loss, damage or claim arising out of action or inaction resulting from gross negligence, bad faith or willful misconduct of such Representative.

20.3 Absent gross negligence, bad faith or willful misconduct, each Representative shall be fully protected and shall have no liability if such Representative relies in good faith upon any approval or authorization granted by Holding or any other Representative, the provisions of this Agreement, the PalmOne License, the Holding Charter or the Brand Manager Charter, upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Representative reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Holding. Without limiting the foregoing, provided that the Brand Manager complies with its obligations under the Holding Charter (including Section 6.4(d) thereof) and the Brand Manager Charter, and with the instructions of the Board, neither the Brand Manager nor Holding shall be liable to any Person in connection with any instruction(s) of the Class A Member, the Class B Member or the Board, or any action taken or inaction by the Brand Manager in accordance with any such instruction(s).

21. LIMITATION OF LIABILITY.

Except for express payment obligations under this Agreement (including payments relating to Actions Claims and Enforcements arising from use of the Palm Marks, Transition Marks or the PalmOne Brand that is not in accordance with the terms of this Agreement), in no event shall either party’s total cumulative liability arising out of or relating to this Agreement exceed ten million dollars ($10,000,000).

22. ENTIRE AGREEMENT.

This Agreement, the Holding Charter, the Assignment 2002, the Assignment PO 2003, and the Assignment PS 2003 and the Exhibits and Schedules incorporated herein or therein, constitute the entire agreement between the parties with respect to their subject matter. Except with respect to the Holding Charter, to the extent there is a conflict between this Agreement and any of the aforementioned agreements, the terms of this Agreement shall govern.

23. GOVERNING LAW.

This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods or as appropriate, by federal law as it applies to civil actions pending in the federal courts located in California. Notwithstanding the foregoing, the provisions of Sections 7.7, 8.4 and 20 shall be construed in accordance with and all disputes thereunder shall be governed by the laws of the State of Delaware. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all disputes between the parties arising out of or related to this Agreement that are permitted to be brought in a court of law, and both parties expressly and irrevocably consent to such personal jurisdiction and venue.

24. DESCRIPTIVE HEADINGS; SCHEDULES.

The headings contained in this Agreement and in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated.

25. NOTICES.

Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

if to PalmSource:

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089

Attention: Vice President of Legal Affairs

if to Holding:

Palm Trademark Holding Company, LLC

1240 Crossman Avenue

Sunnyvale, California, 94089

Attention: President

or to such other address as the party to which notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

26. ASSIGNMENT.

26.1 Holding may not assign any rights or duties under this Agreement, either by operation of law, by Change of Control or otherwise, without the prior approval of both PalmSource and PalmOne.

26.2 Licensee may assign its rights or duties under this Agreement or assign or transfer this Agreement, whether by operation of law, Change of Control or otherwise, with the prior written consent of Holding, provided that the assignee (i) agrees in writing to be bound by the terms of this Agreement and the agreements identified in Section 22 to which Licensee is a party, and (ii) agrees in writing to perform the obligations of Licensee under this Agreement and the agreements identified in Section 22 to which Licensee is a party. Notwithstanding the foregoing, Holding’s consent shall not be required if Licensee simultaneously assigns to the assignee of this Agreement Licensee’s Membership Interest in Holding pursuant to Section 9 of the Holding Charter and the requirements of (i) and (ii) above are satisfied. Any attempt by Licensee to assign this Agreement in violation of this subsection will be void. Upon Holding’s receipt of written request from Licensee for consent to assign any of Licensee’s rights or duties under this Agreement or to assign or transfer this Agreement, Holding will use reasonable efforts to respond to such request within thirty (30) days after receipt.

26.3 Subject to the above provisions of this Section 26, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

27. SEVERABILITY.

If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

28. WAIVER.

No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

29. AMENDMENTS.

No change or amendment shall be made to this Agreement, unless approved by a Super Majority in Interest of the Board, as defined in the Holding Charter, and except by an instrument in writing signed on behalf of each of the parties to such agreement.

30. COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

WHEREFORE, the parties have signed this Trademark License Agreement effective as of the Effective Date.

PALMSOURCE, INC.		PALM TRADEMARK HOLDING COMPANY, LLC

By:	/s/ DAVID C. NAGEL	By:	/s/ DOREEN S. YOCHUM

Name:	David C. Nagel	Name:	Doreen S. Yochum

Title:	CEO	Title:	President

Date:	September 24, 2003	Date:	September 24, 2003

SCHEDULES AND EXHIBITS

Schedule 1: Palm Marks [Palm Marks has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Schedule 2: Existing Actions [Existing Actions has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Schedule 3: Existing Licenses [Existing Licenses has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Schedule 4: Territories [Territories has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Schedule 5: Transition Marks [Transition Marks has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Schedule 6: Intentionally omitted

Schedule 7: Intentionally omitted

Schedule 8: Palm Domain Names [Palm Domain Names has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Schedule 9: Palm One Marks [Palm One Marks has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

Exhibit A: Intentionally omitted

Exhibit B: Palm Powered Logo [Palm Powered Logo has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]